Exhibit 5.3

April 16, 2015

ExamWorks Group, Inc.

3280 Peachtree Road, N.E., Suite 2625

Atlanta, Georgia 30305

Re:	Registration Statement on Form S-3 (Registration No. 333-203274)

Ladies and Gentlemen:

We have acted as Florida counsel to Gould & Lamb Trust Company, LLC, a Florida limited liability company, and National Institute for Medicare and Medicaid Education, LLC, a Florida limited liability company (each, a “Florida Guarantor” and collectively, the “Florida Guarantors”) in connection with certain matters of Florida law relating to the registration of the issuance of up to $500,000,000 in aggregate principal amount of ExamWorks Group, Inc.’s (the “Company”) 5.625% Senior Notes due 2023 (the “Notes”), covered by the above-referenced registration statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Notes will be guaranteed by certain of the domestic subsidiaries of the Company, including the Florida Guarantors (the “Guarantees”).

In connection with our representation of the Florida Guarantors, and as a basis for the opinion set forth below, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.     The Registration Statement and the related form of prospectus included therein and the supplement thereto, substantially in the form in which it was submitted to the Commission under the Act;

2.     The Indenture, dated as of the date hereof (the “Base Indenture”), among the Company, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) relating to the Notes and the Guarantees by the Guarantors, as supplemented by the supplemental indenture dated as of the date hereof (together with the Base Indenture, the “Indenture”);

3.     A copy of the Second Amended and Restated Articles of Organization of each of the Florida Guarantors, as certified by the Secretary of State of the State of Florida on April 2, 2015;

4.     A copy of the Amended and Restated Operating Agreement of each of the Florida Guarantors, as amended through the date hereof, certified as of the date hereof by the sole member of each of the Florida Guarantors;

HARPER MEYER PEREZ HAGEN O’CONNOR ALBERT & DRIBIN LLP

Suite 800 • 201 S. Biscayne Blvd. • Miami, Florida 33131

Telephone: 305.577.3443 • Facsimile: 305.577.9921 • Website: www.harpermeyer.com

ExamWorks Group, Inc.

April 16, 2015

5.     A certificate of the Secretary of State of the State of Florida as to the active status of each of the Florida Guarantors, dated as of a recent date;

6.     Resolutions (the “Resolutions”) adopted by the sole member of each of the Florida Guarantors, relating to the Guarantees of the Florida Guarantors, certified as of the date hereof by the sole member of each of the Florida Guarantors;

7.     A certificate executed by the sole member of each of the Florida Guarantors, dated as of the date hereof; and

8.     Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.     Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.     Each individual executing any of the Documents on behalf of a party (other than the Florida Guarantors) is duly authorized to do so.

3.     Each of the parties (other than the Florida Guarantors) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory.

4.     The obligations of each of the parties executing any of the Documents set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We express no opinion as to the enforceability of the Guarantees of each of the Florida Guarantors.

5.     All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

The phrase “so far as we know” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

 HARPER MEYER PEREZ HAGEN O’CONNOR ALBERT & DRIBIN LLP

Suite 800 • 201 S. Biscayne Blvd. • Miami, Florida 33131

Telephone: 305.577.3443 • Facsimile: 305.577.9921 • Website: www.harpermeyer.com

ExamWorks Group, Inc.

April 16, 2015

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.     Each of the Florida Guarantors is a limited liability company organized under Florida law and its status is active.

2.     The issuance, execution and delivery of the Guarantees have been duly authorized by all necessary limited liability company action of each of the Florida Guarantors.

3.     The execution and delivery of the Indenture have been duly authorized by all necessary limited liability company action of each of the Florida Guarantors. The Indenture has been duly executed and, so far as we know, delivered by each of the Florida Guarantors.

The foregoing opinion is limited to the laws of the State of Florida and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Florida, or as to federal or state laws regarding fraudulent transfers. We note that the Indenture provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Florida, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Notes (the “Current Report”), which is incorporated by reference into the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/	Harper Meyer Perez Hagen O’Connor
Albert & Dribin LLP

 HARPER MEYER PEREZ HAGEN O’CONNOR ALBERT & DRIBIN LLP

Suite 800 • 201 S. Biscayne Blvd. • Miami, Florida 33131

Telephone: 305.577.3443 • Facsimile: 305.577.9921 • Website: www.harpermeyer.com